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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING


                                                        Commission File Number:
                                                               CUSIP Number(s):
(Check one)

[X]   Form 10-K                           [_]   Transition Report on Form 10-K
[_]   Form 20-F                           [_]   Transition Report on Form 20-F
[_]   Form 11-K                           [_]   Transition Report on Form 11-K
[_]   Form 10-Q                           [_]   Transition Report on Form 10-Q
[_]   Form N-SAR                          [_]   Transition Report on Form N-SAR


For Period Ended: September 30, 1997      For the Transition Period Ended: ____


Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:


                         PART I. REGISTRANT INFORMATION

                            SWEETHEART HOLDINGS INC.
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                            (Full Name of Registrant)


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                          (Former Name, if Applicable)


                             10100 REISTERSTOWN ROAD
                          OWINGS MILLS, MARYLAND 21117
                                  410-363-1111
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    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                         of Principal Executive Office)


                        PART II. RULE 12B-25 (B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check the appropriate box.)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereon will be filed on or before the fifth calendar day following the prescribed due date; and

[_] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                               PART III. NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period.

                         [SEE ANNEX A ATTACHED HERETO.]
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                           PART IV. OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

            DANIEL CARSON                              410-363-1111
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                Name                                 (Telephone Number
                                                    including Area Code)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).

      [X] Yes            [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

      [_] Yes            [_] No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                         [SEE ANNEX A ATTACHED HERETO.]


                            SWEETHEART HOLDINGS, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: December 29, 1997                        By: Daniel Carson
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INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                                    ANNEX A
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          The description of the transaction referred to in Item 12 and a financial statement footnote were not finalized in time to meet the filing deadline. However, the Company's Form 10-K will be filed immediately after the filing of this Form.